Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated March 31, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of the internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Calpine Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, CA

April 19, 2005